                                                                Exhibit 10.18(a)

                                  Manpower Inc.
                            5301 North Ironwood Road
                           Milwaukee, Wisconsin 53217

                                February 19, 2002

Mr. Jeffrey A. Joerres:

      We have agreed as follows with respect to the compensation to be paid and the other benefits to be provided to you in connection with your continuing employment by Manpower Inc. (the "Corporation"):

      1. Term. The "Term" will be a period beginning on the date of this letter indicated above and ending on the first to occur of the following: (a) the date two years after the occurrence of a Change of Control, as defined in the letter to you of even date regarding other rights and obligations on termination of your employment; (b) February 28, 2005, if no Change of Control occurs between the date of this letter indicated above and February 28, 2005; or (c) the Date of Termination, as defined in the letter from the Corporation to you of even date regarding other rights and obligations on termination of your employment.

      2. Base Compensation. You will be paid a base salary for your services during the Term at the rate of Seven Hundred Thousand Dollars ($700,000) per year, as may be increased from time to time by the Corporation. Your base compensation will be paid in accordance with the Corporation's regular payroll practices with respect to such compensation as in effect from time to time.

      3. Incentive Bonus. You also will be entitled to receive incentive compensation for your services during the Term in accordance with an incentive compensation plan approved and administered by the Executive Compensation Committee of the Board of Directors of the Corporation. Such plan may be amended or replaced from time to time by such Committee, but without your agreement no such action will adversely affect any rights you may have under such plan as of the time of such action.

      4. Benefits. During the entire Term, the Corporation will provide you with, and you will be eligible for, all benefits of employment generally made available to the senior executives of the Corporation from time to time (collectively, the "Benefits Plans"), subject to and on a basis consistent with the terms, conditions and overall administration of such Benefit Plans. You will be considered for participation in Benefit Plans which by the terms thereof are discretionary in nature (such as stock option plans) on the same basis as other executive personnel of the Corporation of similar rank. You also will be entitled to vacations and perquisites in accordance with the Corporation's policies as in effect from time to time for senior executives of the Corporation.

      5. Expenses. The Corporation will reimburse to you on a monthly basis for all traveling, hotel, entertainment and other expenses reasonably incurred by you in the proper performance of your duties during the Term, subject to your compliance with the guidelines and regulations concerning expense reimbursement issued by the Corporation.

      6. Nondisclosure and Nonsolicitation.

            (a) Nondisclosure.

                  (i) You will not, directly or indirectly, at any time during the term of your employment with the Corporation or any of its direct or indirect subsidiaries (collectively, the "Manpower Group") or during the two-year period following your termination of employment with the Manpower Group, use for yourself or others, or disclose to others, any Confidential Information (as defined below), whether or not conceived, developed, or perfected by you and no matter how it became known to you, unless (a) you first secure written consent of the Corporation to such disclosure or use, (b) the same shall have lawfully become a matter of public knowledge other than by your act or omission, or (c) you are ordered to disclose the same by a court of competent jurisdiction or are otherwise required to disclose the same by law, and you promptly notify the Corporation of such disclosure. "Confidential Information" shall mean all business information (whether or not in written form) which relates to any company in the Manpower Group and which is not known to the public generally (absent your disclosure), including but not limited to confidential knowledge, operating instructions, training materials and systems, customer lists, sales records and documents, marketing and sales strategies and plans, market surveys, cost and profitability analyses, pricing information, competitive strategies, personnel-related information, and supplier lists. This obligation will survive the termination of your employment for a period of two years and will not be construed to in any way limit the Corporation's rights to protect confidential information which constitute trade secrets under applicable trade secrets law even after such two-year period.

                  (ii) Upon your termination of employment with the Manpower
            Group, or at any other time upon request of the Corporation, you will promptly surrender to the Corporation, or destroy and certify such destruction to the Corporation, any documents, materials, or computer or electronic records containing any Confidential Information which are in your possession or under your control.

            (b) Nonsolicitation of Employees. You agree that you will not, at any time during the term of your employment with the Manpower Group or during the one-year period following your termination of employment with the Manpower Group, either on your own account or in conjunction with or on behalf of any other person, company, business entity, or other organization whatsoever, directly or indirectly induce, solicit, entice or procure any person who is an employee of any company in the Manpower Group, or has been such an employee within the three months preceding such action, to terminate his or her employment with the Manpower Group so as to accept employment elsewhere.

            (c) Injunction. You recognize that irreparable and incalculable injury will result to the Manpower Group and its businesses and properties in the event of your breach of any of the restrictions imposed by Sections 6(a) - (b), above. You therefore agree that, in the event of any such actual, impending or threatened breach, the Corporation will be entitled, in addition to any other remedies and damages available to it, to temporary and permanent injunctive relief (without the necessity of posting a bond or other security) restraining the violation, or further violation, of such restrictions by you and by any other person or entity from whom you may be acting or who is acting for you or in concert with you.

      7. Successors; Binding Agreement. This letter agreement will be binding on the Corporation and its successors and will inure to the benefit of and be enforceable by your personal or legal representatives, heirs and successors.

      8. Notice. Notices and all other communications provided for in this letter will be in writing and will be deemed to have been duly given when delivered in person, sent by telecopy, or mailed by United States registered or certified mail, return receipt requested, postage prepaid, and properly addressed to the other party.

      9. No Right to Remain Employed. Nothing contained in this letter will be construed as conferring upon you any right to remain employed by the Corporation or any member of the Manpower Group or affect the right of the Corporation or any member of the Manpower Group to terminate your employment at any time for any reason or no reason, subject to the obligations of the Corporation and the Manpower Group as set forth herein.

      10. Modification. No provision of this letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by you and the Corporation.

      11. Withholding. The Corporation shall be entitled to withhold from amounts to be paid to you hereunder any federal, state, or local withholding or other taxes or charges which it is, from time to time, required to withhold under applicable law.

      12. Previous Agreement. This letter and the letter of even date from the Corporation to you, regarding other rights and obligations on termination of your employment, upon acceptance by you, expressly supersede any and all previous agreements or understandings relating to your employment by the Corporation or the Manpower Group or the termination of such employment, and any such agreement or agreements shall, as of the date of your acceptance, have no further force or effect.

      If you are in agreement with the foregoing, please sign and return one copy of this letter which will constitute our agreement with respect to the subject matter of this letter.

                                        Sincerely,

                                        MANPOWER INC.


                                        By: /s/ Michael J. Van Handel
                                            ------------------------------------
                                            Michael J. Van Handel, Senior Vice
                                             President and Chief Financial
                                             Officer

Agreed as of the 19th day of February, 2002.


/s/ Jeffrey A. Joerres
----------------------------------
Jeffrey A. Joerres